Exhibit 99.1

Contact Information:

Suzanne DuLong, VP IR & Corporate Comm, GMCR

T: 802-882-2100

Investor.Services@GMCR.com

Sarah Jarvis, ARAMARK Communications

T: 215-238-3589

Jarvis-sarah@aramark.com

FOR IMMEDIATE RELEASE

Green Mountain Coffee Roasters Agrees to Sell Filterfresh Business to ARAMARK

WATERBURY, Vt. and Philadelphia, Pa. (August 29, 2011) – Green Mountain Coffee Roasters, Inc., (GMCR) (NASDAQ: GMCR), a leader in specialty coffee and coffeemakers, today announced a definitive Stock Purchase Agreement pursuant to which ARAMARK Refreshment Services, LLC (ARAMARK), a leading provider of office coffee and refreshment services, will acquire all outstanding shares of Van Houtte USA Holdings, Inc., also known as the Van Houtte U.S. Coffee Service business or “Filterfresh” business from GMCR, for an aggregate cash purchase price of approximately $145 million. The purchase price is subject to adjustment based on Filterfresh’s working capital and indebtedness as of immediately prior to the transaction’s closing.

“ARAMARK and Filterfresh are both leaders in providing excellent service and quality office coffee and other refreshments to employees in the workplace,” said Jonathan Peters, Executive Vice President, ARAMARK Refreshment Services. “We look forward to satisfying even more customers through this new partnership.”

“We believe there is a strong strategic fit between the Filterfresh business and ARAMARK and we look forward to continuing to work with ARAMARK as a valued distributor,” said Dave Manly, General Manager of the Away From Home business for GMCR’s Keurig business unit.

The Purchase Agreement contains customary representations, warranties and covenants, and is subject to various closing conditions, including obtaining regulatory approval in the United States. Subject to certain limitations, each party has also agreed to indemnify the other for breaches of representations, warranties and covenants and other specified matters.

On December 17, 2010, GMCR acquired Van Houtte through the purchase of all of the outstanding capital stock of LJVH Holdings, Inc. At the time of the acquisition, GMCR announced it would pursue a sale of a portion of the former Van Houtte business, namely Van Houtte’s U.S. Coffee Service business, also known as Filterfresh. GMCR has accounted for all the assets and liabilities relating to the Filterfresh business as held-for-sale in its most recent financial statements.

About Green Mountain Coffee Roasters, Inc.

As a leader in specialty coffee and coffee makers, Green Mountain Coffee Roasters, Inc. (GMCR) (NASDAQ: GMCR), is recognized for its award-winning coffees, innovative Keurig® Single-Cup brewing technology, and socially responsible business practices. GMCR supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in sustainably-grown coffee, and donating at least five percent of its pre-tax profits to social and environmental projects.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its website, including news releases and its complete financial statements, as filed with the SEC. GMCR encourages

GMCR Agrees to Sell Filterfresh Business to ARAMARK	Page 2 of 2

investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to GMCR’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

About ARAMARK

ARAMARK is a leader in professional services, providing award-winning food services, facilities management, and uniform and career apparel to health care institutions, universities and school districts, stadiums and arenas, and businesses around the world. The company is recognized as the industry leader in FORTUNE magazine’s “World’s Most Admired Companies,” and as one of America’s Largest Private Companies by both FORTUNE and Forbes magazines.

Through its Refreshment Services group, ARAMARK provides a wide range of food and beverage services, supplying more than one billion cups of coffee annually to business and industry clients worldwide. ARAMARK offers a single source for office coffee service, water filtration, brand-name beverages, and food and break-room essentials. More information can be found at aramark.com or aramarkrefreshments.com.

GMCR Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in efficiently and effectively integrating the Company’s acquisitions, the Company’s success in introducing and producing new product offerings, the ability of lenders to honor their commitments under the Company’s credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, the Company’s ability to continue to grow and build profits in the At Home and Away from Home businesses, the Company experiencing product liability, product recall and higher than anticipated rates of warranty expense or sales returns associated with a product quality or safety issue, the impact of the loss of major customers for the Company or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, the Company’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, the impact of the inquiry initiated by the SEC and any related litigation or additional governmental investigative or enforcement proceedings, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

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